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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _)*



                             2020 CHINACAP ACQUIRCO, INC.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  90212G109
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                                 (CUSIP Number)


                                 April 9, 2008
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.90212G109               SCHEDULE 13G                PAGE 2 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                  (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                      386,277(365,066 on filing date)(see item 4)
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                 386,277(365,066 on filing date)(see item 4)
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  386,277 (365,066 on filing date)(see item 4)
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.7% (3.5% at filing)
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12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
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CUSIP NO.90212G109               SCHEDULE 13G                PAGE 3 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS CAPITAL, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                      160,589 (139,000 on filing date)(see item 4)
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                  160,589 (139,000 on filing date)(see item 4)
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   160,589 (139,000 on filing date)(see item 4)
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.5% (1.3% at filing)
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12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
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CUSIP NO.90212G109               SCHEDULE 13G                PAGE 4 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                  546,866(504,066 as of filing date)(see item 4)
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                            546,866(504,066 as of filing date)(see item 4)
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  546,866(504,066 as of filing date)(see item 4)
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.2% (4.8% at filing)
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12.               TYPE OF REPORTING PERSON*

                  IN
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CUSIP NO.90212G109               SCHEDULE 13G                PAGE 5 OF 8 PAGES
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ITEM 1.

      (a) Name of Issuer:  2020 CHINACAP ACQUIRCO, INC.
                         -----------------------------------

      (b) Address of Issuer's Principal Executive Offices:

			      C/O SURFMAX CORPORATION
			221 BOSTON POST ROAD, SUITE 410
				MARLBOROUGH MA 01752
-------------------------------------------------------
ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

      (i) Weiss Asset Management, LLC, a Delaware limited liability company ("Weiss Asset Management").
      (ii) Weiss Capital, LLC, a Delaware limited liability company
          ("Weiss Capital").
      (iii) Andrew M. Weiss, Ph.D., a United States citizen.


      (b):  Address of Principal Business Office:

      Weiss Asset Management, Weiss Capital, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Common Stock
                                       -----------------

      (e) CUSIP Number:    90212G109
                       ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO.90212G109               SCHEDULE 13G                PAGE 6 OF 8 PAGES
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ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.
      WEISS ASSET MANAGEMENT, LLC*#
      (a) Amount Beneficially Owned: 386,277 (365,066 on filing date)
                                                           (see item 4)
                                     -------------------------------------------
      (b) Percent of Class:     3.7% (3.5% at filing)
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote: 386,277
                                         (365,066 on filing date)(see item 4)
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of:386,277
                  ---------                          (365,066 on filing date)

       WEISS CAPITAL, LLC**#
      (a) Amount Beneficially Owned: 160,589(139,000 at filing (see item 4)
                                     -------------------------------------------
      (b) Percent of Class:     1.5% (1.3% at filing)
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:
         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  160,589
	                         (139,000 on filing date)(see item 4)
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 160,589
	---------                 (139,000 on filing date)(see item 4)
      ANDREW M. WEISS, PH.D.***#
      (a) Amount Beneficially Owned: 546,866(504,066 as of filing date)
                                                             (see item 4)
                                     -------------------------------------------
      (b) Percent of Class:     5.2% (4.8% at filing)
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   -----------------------
         (ii) shared power to vote or to direct the vote: 546,866
                            (504,066 as of filing date)(see item 4)
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of:546,866
-----------------------     (504,066 as of filing date)(see item 4)
* Shares reported for Weiss Asset Management include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner.
** Shares reported for Weiss Capital include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager.
*** Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.
The percent of class computations are based on 10,500,000 shares of common stock outstanding, as reported in the Issuer's report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") on May 14, 2008.
# Certain of the shares reported are not held directly by the reporting person but are represented by certain derivative securities, pursuant to which the reporting person may be deemed to have beneficial ownership of such shares. The reporting person disclaims any such beneficial ownership.

CUSIP NO.90212G109               SCHEDULE 13G                PAGE 7 OF 8 PAGES
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.90212G109               SCHEDULE 13G                PAGE 8 OF 8 PAGES
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                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:  July 2, 2008

                                    WEISS ASSET MANAGEMENT, LLC


                                    By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer



                                    WEISS CAPITAL, LLC


                                    By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer



                                    By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Attorney-in-Fact for Andrew Weiss